Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Intercont (Cayman) Limited (the “Company”) of our report dated October 30, 2025, with respect to our audits of the Company’s combined and consolidated financial statements as of June 30, 2025 and 2024 and for each of the years in the three-year period ended June 30, 2025 which included in the Company's Annual Report on Form 20-F filed on October 30, 2025. Our opinion includes emphasis of matters paragraphs relating to going concern and related party transactions.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

August 14, 2026